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                                                                   EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              BIG 5 HOLDINGS CORP.
                             a Delaware Corporation

     Big 5 Holdings Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "COMPANY"), DOES HEREBY CERTIFY:

     1. That the Board of Directors of the Company, by unanimous written consent, adopted the following resolution:

     RESOLVED, that the amendment of the Certificate of Incorporation of the Company be, and it hereby is, authorized, approved, and adopted by striking ARTICLE FIRST, and inserting in place thereof, the following:

          "FIRST: The name of the corporation is Big 5 Sporting Goods Corporation."

     2. That the said amendment has been consented to and authorized by the stockholders of the issued and outstanding stock entitled to vote by a written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     3. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed, this 20th day of August, 2001.

                                   BIG 5 HOLDINGS CORP.

                                   By: /s/ GARY S. MEADE
                                       --------------------------------------
                                        Gary S. Meade, Senior Vice President